UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018 (December 14, 2018)

KCAP Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 MADISON AVENUE

NEW YORK, NY 10017

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 455-8300

Not applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously announced, on December 14, 2018, KCAP Financial, Inc. (the “Company”) entered into a Stock Purchase and Transaction Agreement (the “Externalization Agreement”) by and between the Company and BC Partners Advisors L.P. (“BCP”). A description of the Externalization Agreement is set forth below and is qualified in its entirety by the full text of the Externalization Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

In addition, on December 14, 2018, each of the directors of the Company entered into a Voting and Support Agreement with BCP (the “Voting Agreement”) in connection with the Externalization Agreement.  A description of the Voting Agreement is set forth below and is qualified in its entirety by the full text of the form of Voting Agreement, which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Externalization Agreement

Under the Externalization Agreement, if the Company receives stockholder approval of the Advisory Agreement (as defined below), and the other conditions to the closing under the Externalization Agreement (the “Closing”) are satisfied or appropriately waived, at the Closing:

•	the Company will enter into an investment advisory agreement (the “Advisory Agreement”) with Sierra Crest Investment Management LLC (the “Adviser”), an affiliate of BC Partners LLP (“BC Partners”), pursuant to which the Adviser will serve as the Company’s investment adviser following the Closing;

•	the Company and BC Partners Management LLC (the “Administrator”), an affiliate of BCP and the Adviser, will enter into an administration agreement (the “Administration Agreement”), pursuant to which the Administrator will serve as the Company’s administrator following the Closing;

•	BCP, or its affiliate, will make a cash payment of $25 million, or approximately $0.67 per share of the Company’s common stock (the “Stockholder Payment”), directly to the holders of record of the Company’s common stock (the “Company Common Stock”) immediately prior to the Closing (excluding shares held by the Company or subsidiaries of the Company or BCP); and

•	following the Closing and until the second anniversary of the date on which the Closing occurs (the “Closing Date”), the Adviser (or an affiliate of the Adviser) will, on each date an Incentive Fee (as defined below) is paid to the Adviser, use such Incentive Fee (subject to an overall maximum of $10 million during such two-year period) to buy a number of newly issued shares of the Company Common Stock equal to the quotient of (a) the aggregate Incentive Fee paid to the Adviser on the relevant payment date, divided by (b) the most recently determined net asset value per share of the Company Common Stock.

In addition, pursuant to a separate letter agreement to be entered into in connection with the Advisory Agreement (the “Incentive Fee Letter Agreement”), from the Closing Date until the first anniversary of the Closing Date, the Adviser will permanently forego payment of up to the full amount of the Incentive Fee without recourse against or reimbursement by the Company, to the extent necessary to achieve aggregate net investment income per share of Company Common Stock of the Company for such one-year period to be at least equal to $0.40 per share, subject to certain adjustments.

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Advisory Agreement and Administration Agreement

If approved by the Company’s stockholders, at the Closing the Company will enter into the Advisory Agreement with the Adviser. Pursuant to the terms of the Advisory Agreement, the Company will pay the Adviser (i) a base management fee (the “Base Management Fee”) and (ii) an incentive fee (the “Incentive Fee”). For the period from the date of the Advisory Agreement (the “Effective Date”) through the end of the first calendar quarter after the Effective Date, the Base Management Fee will be calculated at an annual rate of 1.50% of the Company’s gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, as of the end of such calendar quarter. Subsequently, the Base Management Fee will be 1.50% of the Company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, at the end of the two most recently completed calendar quarters; provided, however, that the Base Management Fee will be 1.00% of the Company’s average gross assets, excluding cash and cash equivalents, but including assets purchased with borrowed amounts, that exceed the product of (i) 200% and (ii) the value of the Company’s net asset value at the end of the most recently completed calendar quarter. The Incentive Fee will consist of two parts: (1) a portion based on the Company’s pre-incentive fee net investment income (the “Income-Based Fee”) and (2) a portion based on the net capital gains received on the Company’s portfolio of securities on a cumulative basis for each calendar year, net of all realized capital losses and all unrealized capital depreciation on a cumulative basis, in each case calculated from the Effective Date, less the aggregate amount of any previously paid capital gains Incentive Fee (the “Capital Gains Fee”). The Income-Based Fee will be 17.50% of pre-incentive fee net investment income with a 7.00% hurdle rate. The Capital Gains Fee will be 17.50%. The specific terms of the fee structure under the Advisory Agreement will be described in the proxy statement to be filed with the SEC in connection with seeking Company stockholder approval of the Advisory Agreement.

Stockholder Payment

At the Closing, BCP, or its affiliate, will make the Stockholder Payment to holders of record of Company Common Stock immediately prior to the Closing, including outstanding shares of restricted Company Common Stock, but excluding shares held by the Company or subsidiaries of the Company or BCP. Based on the number of shares of Company Common Stock estimated to be issued and outstanding as of the Closing, the Stockholder Payment represents a payment equal to approximately $0.67 per share of Company Common Stock. The Stockholder Payment will be made to a payment agent at the Closing, which payment agent will pay the corresponding amounts to the holders of record of Company Common Stock immediately prior to the Closing (excluding shares held by the Company or subsidiaries of the Company or BCP).

Stock Purchases

Following the Closing and until the second anniversary of the date of the Closing, BCP will cause the first $10 million of the Incentive Fee actually received in cash by the Adviser under the Advisory Agreement during such period to be used by the equity holders of the Adviser (or their affiliates) to purchase shares of Company Common Stock (such purchases, “Stock Purchases”) at the net asset value per share of Company Common Stock, as reported by the Company in its then-most recently filed Form 10-K or Form 10-Q (as applicable). The Stock Purchases will (i) occur as soon as reasonably practicable following receipt of such Incentive Fees (i.e., during an open trading window and giving effect to any “blackout” period on trading, and otherwise in compliance with applicable law and Company policies) and (ii) otherwise be on terms and conditions (including with respect to registration rights) customary for transactions of their nature.

Amendment of the Company Organizational Documents

The Externalization Agreement provides that, prior to the Closing, the Board shall adopt resolutions to amend and restate the Company certificate of incorporation so that, effective upon the Closing, the Company’s name is changed to a name determined by BCP prior to the Closing.

Directors and Officers

The Externalization Agreement provides that, prior to the Closing, the Board shall take all action necessary so that, effective upon the Closing:

•	the size of the Board is increased to eight members;
•	Dayl W. Pearson, Edward U. Gilpin, R. Jon Corless, Daniel P. Gilligan, C. Michael Jacobi, Albert G. Pastino, C. Turney Stevens and John A. Ward III will resign as directors and/or as officers of the Company, as applicable; and
•	Ted Goldthorpe, Graeme Dell, David Moffitt, Alexander Duka, George Grunebaum and Robert Warshauer will be appointed as directors of the Company.

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Outstanding Options and Restricted Shares

Immediately prior to the Closing, all outstanding options to purchase shares of Company Common Stock will be cancelled in exchange for payments previously approved by the Board (which payments may not exceed $25,000 in the aggregate), and each restricted share of the Company outstanding and not previously forfeited will become fully vested, all restrictions with respect to such shares shall lapse, and the holders of such shares shall be entitled to receive a pro rata share of the Stockholder Payment. In some circumstances, the Company will withhold a number of restricted shares in an amount equal to the aggregate amount required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”) and any applicable state or local tax law with respect to the lapsing of restrictions on all the restricted shares held by the relevant holder, and the Company will pay over to the appropriate taxing authorities a corresponding amount of cash in satisfaction of such tax liabilities.

Closing

The Closing shall be no later than three (3) business days after the satisfaction or waiver of the latest to occur of the conditions set forth in the Externalization Agreement, unless extended by mutual agreement of the parties.

Representations, Warranties and Covenants

Under the Externalization Agreement, the parties have made a number of customary representations and warranties to each other, and the Company has agreed to a number of covenants regarding operating in the ordinary course between signing and Closing. In addition, the Company and BCP have agreed to certain other customary covenants regarding the making of regulatory filings, seeking regulatory approvals, cooperation generally and using their respective reasonable best efforts to consummate the transactions contemplated by the Externalization Agreement, as well as the following covenants with respect to the special meeting of stockholders, the recommendation of the Board, non-solicitation of competing proposals, employee matters and indemnification:

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Stockholder Meeting and Board Recommendation

Subject to the earlier termination of the Externalization Agreement, the Company agreed to establish the record date, mail the proxy statement to holders of record of Company Common Stock as of the record date, and convene and hold a special meeting for purposes of obtaining approval of the Advisory Agreement, and is obligated to use its reasonable best efforts to solicit from Company stockholders proxies in favor of approval of the Advisory Agreement and take all other action necessary or advisable to secure that approval as promptly as practicable after the date of the Externalization Agreement. In certain circumstances, the Company may, or may be required to, adjourn or postpone the Special Meeting in accordance with applicable law and the Externalization Agreement, but not beyond June 30, 2019). In addition, subject to certain limited exceptions, the Board has agreed to (i) recommend that the stockholders vote “FOR” the approval of the Advisory Agreement (the “Board Recommendation”), (ii) include its recommendation in the proxy statement and (iii) publicly reaffirm its recommendation within 24 hours after any reasonable request to do so by BCP (which such request shall not be made more than twice).

Nonsolicitation of Competing Transaction Proposals

Subject to certain exceptions described below, the Company has agreed to (and will cause its subsidiaries and representatives to) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any Competing Proposal, and will take other actions designed to protect the Company’s confidential information. In addition, between the date of the Externalization Agreement and the date of the stockholder meeting to approve the Advisory Agreement, subject to certain exceptions, the Company may not initiate, solicit, facilitate, negotiate with respect to, provide information for the purpose of, enter into an agreement with respect to, or take other similar actions with respect to, any “Competing Proposal” (as defined below).

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Notwithstanding the foregoing, the Company is permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any person to allow such person to confidentially submit a Competing Proposal to the Board. In the event the Company receives a Competing Proposal, the Company must promptly notify BCP of such Competing Proposal, provide related information in connection therewith, and keep BCP updated regarding the status thereof. In addition, in the event the Company receives an unsolicited Competing Proposal that did not result from a breach of the Externalization Agreement by the Company, the Company may, subject to satisfying certain procedural requirements, engage in negotiations with, and provide information and access to, the person making the proposal if the Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that such Competing Proposal is bona fide and was made in good faith; constitutes, or is reasonably likely to lead to, a “Superior Proposal,” and the failure to engage in negotiations with, or furnish information or access to, the person submitting the Competing Proposal would reasonably be expected to constitute a breach of its fiduciary duties to the Company stockholders under Delaware law.

The Externalization Agreement also provides that neither the Company nor the Board nor any committee thereof may: (a) withdraw (or modify or qualify in any manner) the Board Recommendation or take certain other actions that would constitute a “Adverse Recommendation Change,” other than in connection with the existence of a “BCP Material Adverse Effect” (each as defined in the Externalization Agreement), or (b) approve or recommend, or enter into an agreement with respect to, a Competing Proposal, except for a Competing Proposal that constitutes a Superior Proposal.

Each of the foregoing rights of the Company is subject to satisfying a number of procedural steps under the Externalization Agreement, including the delivery of notice and other information to BCP, offering BCP the opportunity to change the terms of the Externalization Agreement such that the Company no longer feels compelled to make an Adverse Recommendation Change or to cause the Competing Proposal in question to no longer constitute a Superior Proposal. In addition, taking any such action would give rise to certain termination rights and a corresponding obligation to reimburse BCP for its expenses, as discussed below under “Termination.”

For purposes of the non-solicitation and related provisions of the Externalization Agreement, the following definitions apply:

A “Competing Proposal” is defined as a means any inquiry, proposal, offer, indication, interest, request, discussions, negotiations or other form of communication, whether oral or written, formal or informal, public or non-public or otherwise (any “Proposal”), to effect, or which could reasonably be expected to lead to or result in a Proposal to effect, any of the following: (a) a purchase or other acquisition, directly or indirectly, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, or otherwise, of (i) 10% or more of any class of capital stock, other equity securities or voting power of the Company, any resulting parent company of the Company, or (ii) assets or businesses of the Company or its subsidiaries that generate 10% or more of the net revenues or net income (for the 12 month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 10% or more of the total assets (based on fair market value) of the Company and its subsidiaries, taken as a whole, immediately prior to such purchaser or other acquisition; (b) any direct or indirect transaction or series of transactions not described in the foregoing (a) that would result in the Company converting from an internally managed BDC to an externally managed BDC; or (c) any voluntary or involuntary liquidation, bankruptcy, dissolution or winding up of the Company, in each case, other than the Company’s previously announced agreement with LibreMax (the “LibreMax Purchase Agreement”) under which LibreMax agreed to acquire the Company’s wholly-owned asset management subsidiaries, Katonah Debt Advisors, L.L.C., Trimaran Advisors, L.L.C., and Trimaran Advisors Management, L.L.C., for a cash purchase price of approximately $37.9 million, subject to customary adjustments for transaction expenses and certain accruals (the “LibreMax Transaction”) and the transactions contemplated by the Externalization Agreement.

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A “Superior Proposal” is defined any unsolicited, bona fide, written and binding Competing Proposal of a type contemplated by clause (a) of the definition thereof (regardless of whether such Competing Proposal would also result in the occurrence of a transaction under clause (b) of the definition thereof) that is fully financed or has fully committed financing, that provides for payment by the person making such Competing Proposal of substantially all-cash consideration to the Company stockholders, and that the Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and the person making such Competing Proposal, (i) is more favorable to the Company stockholders from a financial point of view than the transactions contemplated by the Externalization Agreement (including any adjustment to the terms and conditions proposed by BCP in response to such Competing Proposal), and (ii) is reasonably likely to be completed on the terms proposed on a timely basis; provided, that for purposes of this definition of “Superior Proposal”, references in the definition of “Competing Proposal” to “10%” shall be deemed to be references to “70%”.

Employment Matters; Employee Benefit Plans

Because the Company will be externally managed following the Closing Date, the Externalization Agreement provides that the employment of each active Company employee will be terminated immediately prior to the Closing Date. However, within 30 days of the date of the Externalization Agreement, BCP will deliver to the Company a schedule setting forth the name of each Company employee BCP intends to make an offer of employment to and thereafter BCP will use reasonable best efforts (and the Company will assist BCP in such efforts) to cause one of its affiliates to offer employment to each Company employee set forth on such schedule, subject to each such employee waiving any right it may have to severance or other benefits that would otherwise accrued upon such employees termination of employment with the Company. Employees who are hired by BCP or its affiliates will, for the one-year period following Closing (or such shorter period if employment is terminated prior to one year), generally receive benefits comparable to similarly employees of BCP and its affiliates of similar rank and pay grade, subject to certain exceptions and agreement with respect to credited service.

For Company employees who are not offered employment, or are offered employment but are not hired for whatever reason, the Company will be liable for all severance compensation or other benefits of such Company employees, and is obligated to pay such benefits on the date immediately prior to the Closing Date in accordance with the Externalization Agreement. In addition, the Company has agreed to take actions to ensure such Company employees receive health insurance benefits for up to six months following the Closing (or longer, if required by a written employment agreement).

D&O Indemnification and Insurance

The Externalization Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the review and approval of the Externalization Agreement, the transactions contemplated thereby, the Libremax Purchase Agreement and the transactions contemplated thereby) now existing in favor of each individual who is now, or has been at any time prior to the date of the Externalization Agreement, a director or officer of the Company or any of its subsidiaries or who is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another entity (each, an “Indemnified Party”), in each case as provided in the organizational documents of the Company or its subsidiaries or in any indemnification agreements in existence on the date of the Externalization Agreement, shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Closing Date, and during such period shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except as otherwise required by law.

In addition, the Company has agreed, at its sole cost and expense, to cause the Indemnified Parties who are covered by the directors’ and officers’ liability insurance policy maintained by the Company as of the date hereof, in the form previously made available to BCP, to be covered for a period of six years from the Closing by such policy through the purchase of a “tail” insurance with respect to acts or omissions occurring at or prior to the Closing (including with respect to the review and approval of the Externalization Agreement, the transactions contemplated thereby, the Libremax Purchase Agreement and the transactions contemplated thereby) that were actually or allegedly committed by such Indemnified Parties in their capacities as such.

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Conditions to the Externalization

The Company and BCP will not be obligated to complete the Externalization unless a number of conditions are satisfied or appropriately waived. These mutual conditions to Closing include the approval by Company stockholders of the Advisory Agreement; each required regulatory approval shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; the Adviser must be registered as an investment adviser under the Investment Advisers Act of 1940, as amended; no injunction, order, decree entered by a governmental entity shall be in effect preventing or prohibiting the Externalization; and closing of the Libremax Transaction shall have occurred.

In addition, the obligations of BCP to effect the Externalization are subject to the satisfaction or waiver of additional conditions relating to the accuracy of the representations and warranties of the Company, subject to the interpretive standards set forth in the Externalization Agreement; the performance by the Company, in all material respects, of its covenants and obligations under the Externalization Agreement; no Company Material Adverse Effect shall have occurred between the date of execution of the Externalization Agreement and the Closing; all of the Company’s stock options shall have been cancelled in exchange for the payment in cash by the Company to the holders thereof that does not, in the aggregate, exceed $25,000; and BCP shall have received a certificate of a duly authorized officer of the Company certifying as to the foregoing.

The obligations of the Company to effect the Externalization are subject to the satisfaction or waiver of additional conditions, including: the accuracy of the representations and warranties of BCP subject to the interpretive standards set forth in the Externalization Agreement; the performance by BCP, in all material respects, of its covenants and obligations under the Externalization Agreement; no BCP Material Adverse Effect with respect to the Company shall have occurred between the date of execution of the Externalization Agreement and the Closing; and the Company shall have received a certificate of a duly authorized officer of BCP certifying as to the foregoing.

Termination of the Externalization Agreement

The Externalization Agreement generally may be terminated: (i) by the mutual written agreement of the Company and BCP; (ii) by either the Company or BCP if any law issued by any governmental entity preventing or making illegal the consummation of the Closing shall have become final and nonappealable; (iii) by either the Company or BCP if the Externalization shall not have occurred on or prior to June 30, 2019 (unless the failure of the Closing to occur on or before such date shall be due to the material breach of this Agreement by the Party seeking to terminate the Externalization Agreement); (iv) by either the Company or BCP if the approval of the adoption of the Advisory Agreement by the Company’s stockholders shall not have been obtained at the Special Meeting (the “No Vote Termination”); (v) by either the Company or BCP (provided that the party seeking to terminate is not then in material breach of its representations, warranties, covenants or agreements under the Externalization Agreement) if there shall have been a breach of any of the covenants or agreements or the representations or warranties of the Company, in the case of a termination by BCP, or of BCP, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the date of the Closing, the failure of the certain closing conditions, as the case may be, subject to a 30-day cure period; (vi) by either the Company or BCP, if the LibreMax Purchase Agreement shall have been terminated; (vii) by BCP, if the Board has made an Adverse Recommendation Change (a “BCP Special Termination Event”); or (viii) by the Company (a) in the event that the Board has made an Adverse Recommendation Change in compliance with the terms of the Externalization Agreement, or (b) in order to accept a Superior Proposal; provided, that in the case of any termination under this clause (b), the Company shall have (i) simultaneously with such termination entered into a written agreement with respect to such Superior Proposal, (ii) otherwise complied with all provisions of the Externalization Agreement relating to non-solicitation of Competing Proposals and (iii) paid the required expense reimbursement to BCP (a “Company Special Termination Event”).

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Expense Reimbursement

In the event the Externalization Agreement is terminated as a result of a No Vote Termination, a BCP Special Termination Event, or a Company Special Termination Event, the Company will reimburse BCP in an amount equal to the “BCP Expenses,” which are defined as an amount equal to BCP’s documented out-of-pocket costs and expenses (including legal, investment banking, accounting, tax, regulatory, operations, advisory, management, human resources (including pension), consulting, insurance, audit, search, asset appraisal, title, surveys, financing, filing, compensation, travel and other similar fees, costs and expenses) and incurred or accrued by or on behalf of BCP or its affiliates or its or their representatives and paid or payable to a third party in connection with the Externalization Agreement and related transactions, including BCP’s or its affiliates’ or its or their representatives’ due diligence investigation of the Company and its subsidiaries and the preparation, negotiation, execution and delivery of definitive agreements in connection with the Externalization, but in all cases excluding internally allocated costs and expenses and subject to a maximum of (i) $350,000 in the aggregate if the Externalization Agreement is terminated by reason of a No Vote Termination, and (ii) $750,000 in the aggregate if this Agreement is terminated by reason of a BCP Special Termination Event or a Company Special Termination Event.

Effect of Termination

The Externalization Agreement provides that, in the event of its termination, the Externalization Agreement will become void and have no further effect, and none of the Company, BCP, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under the Externalization Agreement, or in connection with the transactions contemplated thereby, except that (i) provisions regarding confidentiality, effect of termination, expenses and fees, and general provisions will survive such termination, and (ii) neither the Company nor BCP shall be relieved or released from any liabilities or damages arising out of its fraud or pre-termination breach of any provision of the Externalization Agreement; provided, however, in the event the Externalization Agreement is terminated in circumstances where BCP receives reimbursement of BCP Expenses, payment of the BCP Expenses shall be BCP’s sole remedy in connection with such termination, except in the case of fraud or a knowing and intentional breach of the Externalization Agreement, each as defined in the Externalization Agreement.

In addition, if the Externalization Agreement is terminated, certain rights and obligations arise under existing arrangements between the Company and BCP or related parties. Specifically, the Company will not be entitled to a fee waiver in connection with its investments in BCP Great Lakes Fund LP, but instead will be obligated pay the management fee applicable investors generally, a portion of which ($1 million) will be paid in advance and thereafter credited against future management fees, and BCP will have repurchase rights relating to certain assets previously sold by BCP or related entities to the Company prior to such termination for the fair market value thereof, as reported by the Company in its most recently filed quarterly report on Form 10-Q or annual report on Form 10-K, or, if not so reported, at the same price at which the relevant Investment Assets were sold to the Company. In addition, upon termination of the Externalization Agreement, each of the Voting Agreements will terminate in accordance with their terms.

Specific Performance; Remedies

Each of the parties to the Externalization Agreement are entitled to an injunction or other equitable relief to prevent breaches of the Externalization Agreement and to enforce specifically the terms and provision of the Externalization Agreement, in addition to other legal and equitable remedies which may be available.

Notwithstanding the foregoing, receipt of the BCP Expenses is the sole and exclusive remedy available to BCP for termination of the Externalization Agreement by reason of a No Vote Termination, BCP Special Termination Event or a Company Special Termination Event, except in the case of fraud or a knowing and intentional breach of the Externalization Agreement, each as defined in the Externalization Agreement.

Amendment and Waiver

The Externalization Agreement may be amended only by a written document executed by each of the parties to the Externalization Agreement at any time prior to stockholder approval. After the receipt of stockholder approval, there may not be, without further approval of such Company stockholders, any amendment of the Externalization Agreement that requires further approval under applicable law.

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Governing Law

The Externalization Agreement is governed by Delaware law. The parties have agreed that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, the Externalization Agreement or the Externalization will be brought in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware, and the respective appellate courts from the foregoing, in any action or proceeding arising out of or relating to the Externalization Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto.

Voting Agreements

As a condition to BCP’s willingness to enter into the Externalization Agreement, BCP required that, contemporaneously with the signing of the Externalization Agreement, each of the directors enter into a Voting and Support Agreement (collectively, the “Voting Agreements”), pursuant to which the directors, solely in their capacities as stockholders of the Company, have agreed, among other things, to vote all of the shares of the Company’s common stock owned by them (i) in favor of the approval of the Advisory Agreement and any other matters necessary for consummation of the other transactions contemplated by the Externalization Agreement, and (ii) against any other proposal or action that would reasonably be expected to prevent or delay the Externalization. As of December 14, 2018, the date of the Voting Agreements, the persons subject to the Voting Agreements collectively exercised voting control over approximately 7.2% of the issued and outstanding Company Common Stock. Any additional shares of the Company Common Stock acquired by persons subject to the Voting Agreement following the date of the Voting Agreement will automatically become subject to such Voting Agreement.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth regarding the Stock Purchases in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company is offering, pursuant to the Externalization Agreement, to sell the shares in the Stock Purchases to BCP, which is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Additional Information and Where to Find It

In connection with the proposed transactions, the Company plans to file with the SEC and mail to its stockholders a proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement will contain important information about the Company, BC Partners, the proposed externalization and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, BC PARTNERS, THE PROPOSED EXTERNALIZATION AND RELATED MATTERS. Investors and security holders will be able to obtain the Proxy Statement and other documents filed with the SEC by the Company, free of charge, from the SEC’s web site at www.sec.gov and from the Company’s web site at https://kcapfinancial.gcs-web.com. Investors and security holders may also obtain free copies of the Proxy Statement and other documents filed with the SEC from the Company by calling Investor Relations at (212) 455-8300.

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Participants in the Solicitation

The Company and its directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the stockholders of the Company’s common stock in respect of the proposed externalization. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for the Company’s 2018 annual meeting of stockholders filed with the SEC on March 22, 2018 (the “KCAP 2018 Proxy Statement”), as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of the KCAP 2018 Proxy Statement. Other information regarding the interests of the participants in the proxy solicitation will be included in the Proxy Statement if and when it becomes available. These documents can be obtained, or will be available, free of charge from the sources indicated above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Stock Purchase and Transaction Agreement, dated December 14, 2018, by and between KCAP Financial, Inc. and BC Partners Advisors L.P.

10.2	Form of Voting and Support Agreement, dated December 14, 2018, by and between BC Partners Advisors L.P. and the members of the board of directors of KCAP Financial, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2018	KCAP Financial, Inc.

	By:	/s/ Edward U. Gilpin
		Name:	Edward U. Gilpin
		Title:	Chief Financial Officer

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